Exhibit 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF OCTOBER 8, 2021 IN FAVOR OF AGENT, LEONITE CAPITAL LLC, AS AGENT FOR THE SENIOR CREDITORS, WHICH AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERM) IS INCORPORATED HEREIN BY REFERENCE.

1847 CABINETS INC.

6% SUBORDINATED CONVERTIBLE PROMISSORY NOTE

U.S. $2,940,172.50	October 8, 2021

FOR VALUE RECEIVED, 1847 Cabinet Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Steven J. Parkey (the “Holder”), the principal sum of Two Million Nine Hundred Forty Thousand One Hundred Seventy-Two Dollars and Fifty Cents ($2,940,172.50) (the “Principal”) in lawful money of the United States of America, together with accrued interest thereon at the rate of six percent (6%) per annum, as provided in this Note. Unless earlier converted, repaid, or due in accordance with this Note, the then outstanding Principal amount together with all accrued but unpaid interest and any other amounts payable under this Note shall mature and become due on the third (3rd) anniversary of the date of this Note (the “Maturity Date”).

This Subordinated Convertible Promissory Note (this “Note”) has been issued in connection with that certain Securities Purchase Agreement, dated September 23, 2021 (the “Purchase Agreement”) and its amendment, among the Company (as the “Buyer”), High Mountain Door & Trim, Inc., a Nevada corporation (“High Mountain”), Sierra Homes, LLC, a Nevada limited liability company (“Sierra Homes” and together with High Mountain, collectively, the “Selling Companies”), and the Holder (as a “Seller”) and the other Seller party set forth in Exhibit A thereto (collectively, the “Sellers”), pursuant to which the Company has acquired the Securities from the Sellers. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

This Note and a like note being issued by the Company to the other Seller on the date hereof are referred to in the Purchase collectively, the “Seller Notes”, and each individually, as a “Seller Note”.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment.

(a) The Principal shall be paid together with all accrued and unpaid Interest and all other amounts payable hereunder in full on the Maturity Date.

(b) The Principal amount of this Note is subject to adjustment pursuant to the terms of the Purchase Agreement, including but not limited to, a reduction or increase of the Principal Amount as described in Section 3 below.

(c) The Company may prepay the Principal amount and accrued, but unpaid, interest thereon in whole or in part, without penalty or premium upon ten (10) business days prior written notice to the Holder. The Holder shall have the right to exchange the Principal balance and all accrued, but unpaid interest thereon, into securities of Parent in accordance with the Exchange Agreement (as defined in Section 8 hereof) or convert the Principal balance and all accrued, but unpaid interest thereon into Conversion Shares (as defined below) in accordance with Section 10 hereof during such ten (10) business day period.

2. Interest.

(a) Interest. Interest (“Interest”) on the outstanding Principal balance shall accrue and be paid at the rates and at the times provided in this Note. Except as otherwise provided in this Note, Interest shall accrue on the aggregate then outstanding Principal at the rate of six percent (6%) per annum (the “Interest Rate”) and shall be paid on the Maturity Date. All Interest due hereunder shall be paid in cash unless exchanged into securities of Parent in accordance with the Exchange Agreement (as defined in Section 8 hereof) or converted into Conversion Shares (as defined below) in accordance with Section 10 hereof. All computations of Interest hereunder shall be made on the basis of a 360-day year of twelve 30-day months.

(b) Default Interest. If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred and thereafter during the continuation of such Event of Default, or if any amount payable under this Note is not paid when due (without regard to any applicable grace periods), whether at maturity, by acceleration or otherwise, the then outstanding Principal amount and all accrued but unpaid Interest and all other amounts due hereunder shall accrue interest at a rate equal to ten percent (10%) per annum (the “Default Rate”) until (i) such Event of Default is cured (if curable) or such delinquent payment is paid in full, as applicable, and (ii) all Interest accrued at such Default Rate (the “Default Interest”) has been paid in full.

(c) Interest Rate Limitation. If any rate of Interest provided for herein shall be determined to be in excess of the maximum rate of interest permitted to be charged by the Holder to the Company under applicable law, such rate of interest, whether the Interest Rate or Default Rate, as applicable, shall be reduced automatically to the highest rate permitted by applicable law. Any payment by the Company of any amount of Interest charged at a rate in excess of that permitted by applicable law shall be deemed to be a voluntary prepayment of Principal and applied to the Principal of this Note without prepayment premium or penalty.

3. Adjustments to Principal.

(a) The Principal of this Note may be adjusted pursuant to Sections 2.2(a) of the Purchase Agreement.

(b) In the event that the Principal of this Note is adjusted pursuant to Section 2.2(a) of the Purchase Agreement, the Company shall execute and issue a new note to Holder in the same form as this Note, however, such New Note shall reflect the updated principal amount of this Note and the New Note will include a provision indicating that upon issuance of the New Note, this Note is cancelled and superseded by the New Note; provided, however, that the maturity date under the new Note issued pursuant to this Section 3(b) shall remain unchanged from the maturity date of this Note.

4. Events of Default. The occurrence of any of the following events shall constitute an event of default under this Note (each, an “Event of Default”):

(a) Failure to Pay. The Company shall default in the payment of the Principal or accrued Interest as and when due and payable hereunder, whether by acceleration or otherwise and such failure continues for two (2) Business Days after the original due date.

(b) Breach of Covenants. The Company breaches, or defaults in any material manner in the observance or performance of, any covenants, obligations, conditions or agreements set forth in the Purchase Agreement, this Note, or any other agreement, certificate or other instrument executed and delivered or entered into by the Company in connection with the transactions contemplated by the Purchase Agreement (collectively, the “Transaction Documents”), other than a payment default as specified in subsection 4(a) above, and (if curable) such breach or default has continued for a period of thirty (30) calendar days;

(c) Breach of Representations and Warranties. The Company materially breaches any representation or warranty contained in the Transaction Documents or any such representation or warranty of the Company contains an untrue or misleading statement of a material fact as of the date made, and the Company shall have failed to cure such breach or failed to address the adverse effects of such untrue or misleading statement to the reasonable satisfaction of the Holder, within thirty (30) calendar days after the date on which such breach occurs or any officer of the Company becomes aware of such breach or such untrue or misleading statement.

(d) Insolvency; Bankruptcy. If the Company, the Parent, or either of the Selling Companies shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of its creditors; (iii) in the absence of such application, consent or acquiescence in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for any part of its property; (iv) voluntarily commence, or otherwise consent to, acquiesce in or permit the commencement of, any bankruptcy, reorganization, debt arrangement or any other case or proceeding under any bankruptcy or insolvency law, seeking relief from creditors or any reorganization, arrangement, adjustment, dissolution, winding up, liquidation or other relief with respect to, or any debts of, the Company, the Parent, or a Selling Company; (v) take any action for the purpose of effecting any of the foregoing; or (vi) if any case, proceeding or other action of a nature referred to in clause (iv) above is involuntarily commenced against the Company, the Parent, or either of the Selling Companies, which (A) results in the entry of any order for relief against the Company, the Parent, or Selling Company, as applicable, or (B) is not dismissed or discharged within 60 days of commencement.

(e) Cross Default. If a default or an event of default has occurred, or any event which the giving of notice or the passage of time or both would constitute a default or an event of default, under the terms of any Senior Indebtedness (as defined below), which entitles, and has caused, the holder(s) thereof to declare the Senior Indebtedness or a portion thereof to be due and payable prior to its stated maturity.

(f) Failure to Give Notice. The Company fails to give notice of the occurrence of an Event of Default or any event which the giving of notice or the passage of time or both would constitute an Event of Default, as specified in Section 7.

5. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuation of such Event of Default, the Holder may, by written notice to the Company, declare the outstanding Principal amount, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, immediately due and payable, without presentment, demand, protest, or any other notice or action of any kind, all of which are hereby expressly waived by the Company; provided, however, upon the occurrence of any Event of Default described in Section 4(d), immediately and without notice, declaration or any other action on the part of the Holder, the outstanding Principal amount, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, shall automatically become immediately due and payable. In addition to the forgoing remedies, upon the occurrence and during the continuance of any Event of Default, the Holder may exercise any or all of its rights, powers or remedies under the Transaction Documents or applicable law, whether by suit in equity, action at law, or both

6. Corporate Transactions.

(a) Company Notice. Prior to the consummation of any Corporate Transaction (as defined below), the Company shall deliver written notice of such Corporate Transaction to the Holder (the “Transaction Notice”), at least thirty (30) days prior to the date of consummation of such Corporate Transaction. Such Corporate Transaction Notice shall include (i) a description of the material terms and conditions of the Corporate Transaction, (ii) a copy of the definitive agreement(s) that have been, or are expected to be, executed in connection therewith, (iii) the anticipated closing date of the Corporate Transaction, and (iv) all information related thereto as may be reasonably requested by the Holder.

(b) Conditional Elections. Following the Holder’s receipt of the Transaction Notice from the Company as described in Section 6(a) above, but in any event not less than five (5) Business Days prior to the closing date of the Corporate Transaction, the Holder may, in its sole discretion, make any or all of the following elections with respect to the outstanding Principal balance of, and the accrued but unpaid Interest under, this Note as of the date of the Corporate Transaction:

(i) To exercise its right to convert a portion of the outstanding Principal balance and accrued but unpaid Interest pursuant to Section 10 hereof (to the extent not previously exercised by the Holder or expired);

(ii) To exercise its right to exchange all or any portion of the outstanding Principal balance and accrued but unpaid Interest pursuant to the Exchange Agreement; and/or

(iii) To accelerate the Maturity Date such that the outstanding Principal balance together with all accrued but unpaid Interest and all other amounts payable hereunder (less any amounts to be converted or exchanged, if applicable) shall become due and payable in full upon the consummation of the Corporate Transaction, by wire transfer of immediately available funds.

Unless otherwise specified in writing by the Holder at the time they are made, any such elections by the shall be conditioned upon the consummation of the Corporate Transaction and shall be deemed to be effective immediately prior to the consummation of such transaction.

(c) Corporate Transactions. The occurrence of any of the following transactions or events, with respect to all or any one of the Company, High Mountain, and/or Sierra Homes (each, a “Group Company” for purposes hereof), shall constitute a “Corporate Transaction” under this Note: (i) the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of a Group Company’s assets; (ii) the merger or consolidation of a Group Company with or into another entity, or any other reorganization of a Group Company, other than any such consolidation, merger or reorganization in which in which the holders of the voting securities of the applicable Group Company immediately prior to such transaction continue to hold a majority of the outstanding voting securities of the such Group Company or such other surviving or resulting entity immediately following the consummation of such transaction; (ii) any transfer (whether by sale, merger, consolidation or otherwise), in a single transaction or series of related transactions, of more than 50% of the outstanding voting securities of a Group Company (or such other surviving or resulting entity); provided, however, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of a Group Company’s incorporation, organization, or domicile, to convert it into another entity type, to consolidate or combine High Mountain and Sierra Homes into a single entity, to create a holding company for one or more Group Companies that will be owned in substantially the same proportions by the Person(s) who owned the securities of the Group Companies immediately prior to such transaction.

7. Covenants. Until all amounts outstanding under this Note have been paid in full:

(a) Maintenance of Existence Qualification. The Company shall: (i) preserve and maintain its and each of the Selling Companies’ corporate or organizational existence, and (ii) take all actions necessary to preserve and maintain all rights, privileges, and franchises necessary for it and each of the Selling Companies to conduct business in all states and other jurisdictions in which the nature of its or their business requires qualification to do business.

(b) Financial Statements. The Company shall deliver the following to the Holder: (i) as soon as available, but in any event within 30 days after the end of quarter of each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and the Selling Companies as of the end of such quarter and the related unaudited consolidated statement of income, statement of stockholder’s equity, and statement of cash flows for such quarter and the portion of the fiscal year through the end of such quarter; (ii) as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a copy of the audited, if available, or unaudited consolidated balance sheet of the Company and the Selling Companies as of the end of such fiscal year and the related audited consolidated statements of income, statement of stockholder’s equity, and statements of cash flows for such fiscal year; and (iii) upon the request of the Holder, such other information concerning the business, operation, and prospects of the Company and the Selling Companies as the Holder may reasonably request.

(c) Notice of Event of Default. Upon the occurrence of an Event of Default or of any event which the giving of notice or the passage of time or both would constitute an Event of Default, as soon as possible thereafter, and in any event within two (2) Business Days after the Company becomes aware that such Event of Default or other event has occurred, the Company notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, the Company has taken or proposes to take with respect to such Event of Default.

8. Right to Exchange this Note. The Holder has the right to exchange this Note or any portion thereof, for securities of 1847 Holdings, LLC, a Delaware limited liability company and the parent company of the Company (the “Parent”), pursuant to that certain Exchange Agreement, dated on or about the date hereof, between the Holder and the Parent.

9. Subordination. By acceptance of this Note, the Holder hereby acknowledges and agrees that the indebtedness evidenced by this Note is subordinated in right of payment to the indebtedness incurred by the Company on or about to the date of this Note to finance the payment of the Cash Portion due upon the Closing of acquisition of the Selling Companies and related costs and expenses as contemplated by the Purchase Agreement (the “Senior Indebtedness”) and certain rights of the holder of the Senior Indebtedness (the “Senior Creditor”), to the extent and as set forth that certain Subordination Agreement, entered into on the date hereof, by and among the Senior Creditor, the Holder, and the Company.

10. Conversion.

(a) Conversion Notice. At any time prior to the first anniversary of the Closing Date, the Holder may, in its sole discretion, elect to convert up to twenty percent (20%) of the original Principal amount of this Note and all accrued, but unpaid, Interest as of the Election Date into fully paid and non-assessable shares of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), by providing written notice of such election to the Company no later than 11:59 p.m. EST on the first anniversary of the Closing Date (the “Notice of Conversion”), stating that the Holder has elected to exercise the conversion right provided in this Section 10 (the “Conversion Right”), and specifying the dollar amount of Principal and accrued but unpaid Interest (the “Conversion Amount”) to be so converted. Such conversion shall be deemed to have been made on the election date specified by Holder in the Notice of Conversion provided that such Notice of Conversion is delivered or deemed to be delivered to the Company by 11:59 p.m. EST on such election date (the “Election Date”).

(b) Conversion Price. The number of shares of Common Stock to be issued upon conversion (the “Conversion Shares”) shall be equal to (i) the Conversion Amount, divided by (ii) the applicable Conversion Price. As used herein, the “Conversion Price” means the quotient (rounded down to the nearest 1/100th of one cent) obtained by dividing (x) the fair market value of the Company (on a going concern basis, without taking into any minority, marketability or similar discounts) as of the last day of the calendar month immediately preceding the Election Date (the “Company FMV”) by (y) the Fully Diluted Share Number immediately prior to the issuance of the Conversion Shares to the Holder.

(c) Determination of Company FMV. If the conversion election is subject to the consummation of a proposed Corporate Transaction, then, to the extent applicable, the Company FMV shall be determined by reference to the purchase price or other consideration payable in connection with such Corporate Transaction. In all other instances, the Company FMV shall be determined either: (ii) by mutual written agreement of the Holder and the Company within ten (10) Business Days after the Election Date, or (ii) if no such agreement has been reached within such 10-day period, by a valuation opinion provided by an independent investment bank or similar firm that is mutually agreeable to the Company and the Holder (the “Valuation Firm”). Upon selection a mutually agreeable Valuation Firm, the Company shall promptly engage such Valuation Firm to determine and deliver its opinion of the Company FMV and shall pay all fees and costs associated with such engagement.

(d) Fully Diluted Shares. For purposes of this Note, the “Fully Diluted Share Number” means, as of a given date, the number of issued and outstanding shares of Common Stock on a fully-diluted basis, assuming: (i) the conversion all outstanding securities of the Company that are convertible into shares of Common Stock, including shares of preferred stock and convertible promissory notes (other than the Seller Notes); (ii) the exercise of all outstanding options and warrants, whether vested or unvested; and (iii) the issuance of all shares of Common Stock reserved and available for future issuance under any equity incentive plans.

(e) Conversion Procedure. As soon as practicable following the determination of the Conversion Price, the Company shall issue and deliver to the Holder a stock certificate or, in the case of uncertificated securities, a notice of issuance, for the number of Conversion Shares to which the Holder is entitled to receive upon conversion hereunder (bearing such legends as are required by applicable state and federal securities laws), together with a replacement Note. The conversion of this Note in accordance with the terms hereof shall be deemed to have been made on the Election Date and the Holder shall be deemed to be the holder of the Conversion Shares as of such date.

(f) Fractional Shares. No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted portion of the Conversion Amount that would otherwise be converted into such fractional share.

11. Holder Not Deemed a Stockholder. Unless and until the Holder has provided a Notice of Conversion to the Company in accordance with Section 10 hereof, no Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company.

12. Mutilated, Destroyed, Lost or Stolen Note. If this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its reasonable satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by the Company to hold the Company harmless.

13. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees to reimburse the Holder upon demand for all reasonable costs and expenses (including reasonable attorney’s fees and legal expenses) incurred by or on behalf of the Holder in connection with the Holder’s enforcement of any or all of its rights or remedies under this Note, including endeavors to collect any amounts payable hereunder which are not paid when due, whether at maturity, by acceleration or otherwise (“Costs”).

14. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America no later than no later than 5:00 p.m. Pacific Standard Time on the date on which such payment is due by check, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time, or by wire transfer of immediately available funds to Holder’s account at a bank specified by Holder in writing to the Company from time to time. The receipt by the Holder of immediately available funds with respect to this Note shall constitute a payment of Principal and Interest then due and payable hereunder and shall satisfy and discharge the liability for such amounts of Principal and Interest on this Note to the extent of the sum represented by such payment. Payments shall be credited first to Costs, if any, second to the payment of any accrued Default Interest and then all other accrued Interest then due and payable; and third, the remainder applied to the Principal.

15. Assignment. The rights and obligations of the Company and the Holder with respect to this Note shall be binding upon, and inure to the benefit of, their respective successors and permitted assigns. The Company may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Holder. This Note may be assigned or transferred, in whole or in part, by the Holder to any Person at any time as follows. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment substantially in the form attached hereto as Exhibit A and surrender and deliver this Note for registration of transfer to the Company’s office or such other address which the Company shall designate, upon receipt of which a new Note, in the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to and registered in the name of the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued and registered to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and principal are payable only to the registered Holder of this Note set forth on the books and records of the Company.

16. Waiver and Amendment. Any provision of this Note, including, without limitation, the due dates hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. The waiver of any provision of this Note shall not operate or be construed to be a waiver of any other provision hereof.

17. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the provisions of the Purchase Agreement.

18. Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced solely and exclusively in accordance with the laws of the state of Nevada without regard to any statutory or common-law provision pertaining to conflicts of laws. The Parties hereby irrevocably and unconditionally (i) agree that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the state and federal courts of competent subject matter jurisdiction located in Washoe County, Nevada; and (ii) submit to the personal jurisdiction of any such courts in any such action, suit, or proceeding. Final judgment against a party hereto in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. The Parties further agree that the mailing of any service process shall constitute valid and lawful service process against each Party hereto. The Parties waive any claim that that any of the foregoing courts is an inconvenient forum. Nothing in this Section shall affect the right of the Holder to: (i) commence legal proceedings or otherwise sue the Company in any other court having jurisdiction over the Company; or (ii) serve process upon the Company in any manner authorized by the laws of any such jurisdiction.

19. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

20. Headings. Section headings in this Note are for convenience only and shall not be used in the construction of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

1847 CABINET INC.

By:	/s/ Kenneth Yuan
Name:	Kenneth Yuan
Title:	Chief Executive Officer

Exhibit A

FORM of assignment

TO: 1847 Cabinet Inc.

FOR VALUE RECEIVED, the undersigned (“Assignor”) hereby sells, assigns and transfers unto ___________________ (name), __________________________________________ (address) (“Assignee”), all of Assignor’s right, title, and interest in and to US$___________________ of that certain 6% Subordinated Convertible Promissory Note, dated as of the _______ day of ___________, 2021 (the “Note”), issued by 1847 Cabinet Inc. (the “Company”) to the order of Assignor, as Holder, including any and all accrued and unpaid interest owing on the amount specified above, registered in the name of the undersigned on the records of the Company, and does irrevocably appoints ___________________ as its attorney-in-fact to transfer the said Note on the books or register of the Company with full power of substitution.

DATED this ________ day of, __________________, 2021.

_______________________________
(Signature of Registered Note Holder)

________________________________
(Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the Note

2.	If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.